EXHIBIT 99.1

Pain Therapeutics Reports Q3 2011 Financial Results

Cash Position Remains Strong at Almost $100 Million

Expenses Remain Well-Controlled

AUSTIN, Texas, Nov. 3, 2011 (GLOBE NEWSWIRE) -- Pain Therapeutics, Inc. (Nasdaq:PTIE) today reported financial results for the third quarter of 2011, which ended September 30, 2011. Net loss was $0.8 million, or $0.02 per share. We ended the quarter with cash and investments of $99.4 million.

On June 24, 2011, we and partner Pfizer, Inc. (NYSE:PFE) announced that a Complete Response Letter was received from the U.S. Food and Drug Administration (FDA) on the resubmission to the new drug application (NDA) for REMOXY® (oxycodone) Extended-Release Capsules CII. Pfizer is working to evaluate the issues described in the Complete Response Letter and plans to have further discussions with the FDA around them.

"We share the frustration of waiting for REMOXY's NDA to be re-submitted to the FDA," said Remi Barbier, Chairman, President and CEO of Pain Therapeutics. "At the same time, as things continue to evolve and more data become known, we believe the case for REMOXY will become self-evident."

Pain Therapeutics believes that its flagship drug candidate, REMOXY, can generate meaningful revenue after its commercial launch by Pfizer, Inc. (NYSE:PFE). Our belief is based on the sheer size of REMOXY's target market, Pfizer's marketing heft and strong presence in pain management, the potential advantages of REMOXY over existing products and our 15-20% royalty on net sales in the United States.

Q3 2011 Financial Detail

  Collaboration revenue of $24,000 reflects reimbursement of our development expenses under our strategic alliance with Pfizer.
  Research and development expenses were $2.0 million in Q3 2011 compared to $2.4 million in Q3 2010. Research and development expenses included $0.6 million in non-cash stock related compensation costs in both Q3 2011 and Q3 2010.
  General and administrative expenses were $1.8 million for Q3 2011 compared to 2.1 million for Q3 2010. General and administrative expenses included $0.8 million and $0.5 million in non-cash stock related compensation costs in Q3 2011 and Q3 2010, respectively.

About REMOXY

REMOXY is an investigational extended-release oral formulation of oxycodone for the relief of moderate to severe pain requiring continuous, around-the-clock opioid treatment. We developed REMOXY to discourage common methods of drug tampering.

In 2005, we entered into a strategic alliance with King Pharmaceuticals, Inc. to develop and commercialize REMOXY. We filed the initial NDA for REMOXY in June 2008 and received a Complete Response Letter in December 2008. King Pharmaceuticals, Inc. assumed full control of the development of REMOXY in March 2009, filed a resubmission to the REMOXY NDA in December 2010, and received a Complete Response Letter for such resubmission in June 2011. Pfizer obtained rights to REMOXY upon the close of its acquisition of King Pharmaceuticals, Inc. on February 28, 2011.

  Pfizer is our exclusive, worldwide commercial partner for REMOXY and three other abuse-resistant prescription pain medications (except in Australia/New Zealand, where we retain commercial rights).
  Upon the commercial launch of REMOXY, we will receive from Pfizer a royalty of 20% of net sales in the United States, except as to the first $1.0 billion in cumulative net sales, which royalty is set at 15%. Outside the United States, the royalty rate is 10%.
  In addition, we will receive from Pfizer a supplemental royalty fee payment of 6.0% to 11.5% of net sales, depending on the range of total dollar sales in each year. This supplemental payment is equal to the full amount of our financial obligations to Durect Corporation (Nasdaq:DRRX), our exclusive supplier of certain excipients in REMOXY.
  To date, we have received total cash payments of $185.0 million in program fees and milestone payments under the strategic alliance in connection with the development of REMOXY and three other abuse-resistant drug candidates.
  Under the terms of our strategic alliance with Pfizer, we are eligible to receive up to $120.0 million in additional clinical/regulatory milestone payments, including a $15.0 million payment upon FDA approval of REMOXY.
  Our development expenses for REMOXY and three other abuse-resistant pain medications that are in various stages of development, including hydrocodone, hydromorphone and oxymorphone, are reimbursed by Pfizer.
  Pain Therapeutics retains commercial rights to REMOXY and abuse-resistant drug candidates in Australia/New Zealand. We have not yet announced a market entry strategy for these territories.

About Pain Therapeutics, Inc.

Pain Therapeutics, Inc. is a biopharmaceutical company that develops novel drugs. The FDA has not approved any of our drug candidates for commercial sale. For more information, please visit www.paintrials.com.

Note Regarding Forward-Looking Statements: This press release contains forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995 (the "Act"). Pain Therapeutics disclaims any intent or obligation to update these forward-looking statements, and claims the protection of the Safe Harbor for forward-looking statements contained in the Act. Examples of such statements include, but are not limited to, any statements relating to our cash usage in 2011, the completion of the regulatory review and potential approval of REMOXY, the potential for revenue from REMOXY (including statements relating to the expected market size, marketing capabilities of Pfizer and advantages of REMOXY over existing products), the use and market acceptance of abuse resistant formulations, and funding obligations of our partners. Such statements are based on management's current expectations, but actual results may differ materially due to various factors. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing and pursuit of regulatory approval of our drug candidates, unexpected adverse side effects or inadequate therapeutic efficacy of our drug candidates, difficulties or delays in commercialization efforts with respect to our products, if any are approved for marketing, or failure of such products to gain market acceptance, the uncertainty of patent protection for our intellectual property or trade secrets, unanticipated additional research and development and other costs, the timing and receipt of funds from King, potential diversion of resources from the pursuit of development and commercialization of drug candidates subject to our strategic alliance with King as a result of the acquisition of King by Pfizer, and the potential for abuse resistant pain medications or other competing products or therapies to be developed by competitors and potential competitors or others. For further information regarding these and other risks related to the Company's business, investors should consult the Company's filings with the Securities and Exchange Commission.

- Financial Tables Follow -

PAIN THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue
Program fee revenue	$2,725	$2,724	$8,173	$7,772
Collaboration revenue	24	171	564	1,028
Total revenue	2,749	2,895	8,737	8,800
Operating expenses
Research and development	2,019	2,360	6,589	7,736
General and administrative	1,753	2,107	5,078	5,256
Total operating expenses	3,772	4,467	11,667	12,992
Operating loss	(1,023)	(1,572)	(2,930)	(4,192)
Interest income	208	544	708	1,340
Net loss	$ (815)	$ (1,028)	$ (2,222)	$ (2,852)

Net loss per share - basic and diluted	$ (0.02)	$ (0.02)	$ (0.05)	$ (0.07)
Weighted-average shares used in computing net loss per share - basic and diluted	44,631	42,703	43,987	42,593

CONDENSED BALANCE SHEETS

			September 30, 2011	December 31, 2010(1)
Assets			(Unaudited)
Current assets
Cash, cash equivalents and marketable securities			$99,360	$91,226
Receivables			231	7,114
Other current assets			493	144
Total current assets			100,084	98,484
Non-current assets
Property and equipment, net			157	285
Other assets			351	426
Total assets			$100,592	$99,195

Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued development expenses			$1,310	$1,365
Deferred program fee revenue - current portion			10,897	10,897
Other accrued liabilities			878	1,809
Total current liabilities			13,085	14,071
Non-current liabilities
Deferred program fee revenue - non-current portion			43,587	51,760
Other liabilities			434	431
Total liabilities			57,106	66,262
Stockholders' equity
Common stock			45	43
Additional paid-in-capital			175,134	161,957
Accumulated other comprehensive income			121	525
Accumulated deficit			(131,814)	(129,592)
Total stockholders' equity			43,486	32,933
Total liabilities and stockholders' equity			$100,592	$99,195

(1) Derived from the Company's annual financial statements as of December 31, 2010, included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.
CONTACT: Peter S. Roddy
         VP and Chief Financial Officer
         Pain Therapeutics, Inc.
         proddy@paintrials.com
         (512) 501-2450